Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 8, 2013

IntercontinentalExchange Group, Inc.,

2100 RiverEdge Parkway, Suite 500,

Atlanta, GA 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $600,000,000 principal amount of 2.50% Senior Notes due 2018 and $800,000,000 principal amount of 4.00% Senior Notes due 2023 (together, the “Securities”) of IntercontinentalExchange Group, Inc., a Delaware corporation (the “Company”), and the guarantees of the Securities (the “Guarantees”) by IntercontinentalExchange, Inc., a Delaware corporation, and Baseball Merger Sub, LLC, a Delaware limited liability company (together, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company and the Guarantees constitute valid and legally binding obligations of the Guarantors, in each cash subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

IntercontinentalExchange Group, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated October 1, 2013. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP